Exhibit 99.1

RE:	MHI Hospitality Corporation 4801 Courthouse Street, Suite 201 Williamsburg, VA 23188 (757) 229-5648 TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
Bill Zaiser	Victoria Baker
Chief Financial Officer	General Information
(301) 220-5400	(703) 796-1798

FOR IMMEDIATE RELEASE

THURSDAY, MARCH 15, 2007

MHI HOSPITALITY CORPORATION ANNOUNCES

ELECTION OF INDEPENDENT DIRECTOR

Williamsburg, VA – March 15, 2007 – MHI Hospitality Corporation (AMEX: MDH) today announced the election of James P. O’Hanlon as an independent director of the company. Mr. O’Hanlon and other incumbent directors will serve as nominees for election at the company’s 2007 annual meeting of stockholders on April 27, 2007. He fills the vacancy of David J. Beatty, who resigned from the board on February 22, 2007.

Mr. O’Hanlon, 63, served as president and chief operating officer of Dominion Energy, an integrated company providing electricity, natural gas and related services in the Midwest, Mid-Atlantic and Northeast, from 2000 until his retirement in 2003. Before that, he was chief operating officer of Dominion Generation, a generating unit of Dominion Resources. Prior to that, he held senior level positions with Virginia Power, where his responsibilities focused on nuclear operations and services. Mr. O’Hanlon is a Captain (retired) in the United States Naval Reserves.

Andrew M. Sims, president and chief executive officer of MHI Hospitality Corporation, commented, “We are very pleased to announce James O’Hanlon’s appointment to the board of directors. Jim’s demonstrated leadership and experience within the business community are of great value to our company and to our future growth strategy. I also want to express my appreciation to David Beatty for his outstanding contributions to the company.”

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About MHI Hospitality Corporation

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About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic, Midwest and southeastern United States. Currently, the company’s portfolio consists of seven properties comprising 1,723 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the company has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.